UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2013

Date of Report (Date of earliest event reported)

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33612	20-3289482
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Unicorn Park Drive Woburn, Massachusetts 01801
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 970-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2013, Monotype Imaging Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Steven R. Martin. Mr. Martin is the Company’s Senior Vice President, Engineering, and has served in this capacity since October 2012. Prior to that, Mr. Martin served as our Vice President, Engineering and Development from March 2005 to October 2012. Mr. Martin did not previously have an employment agreement with the Company.

The Employment Agreement provides for an annual base salary of $271,253. In addition, Mr. Martin is entitled to participate in any and all medical, pension, profit sharing, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits, including option plans, that may be available to our other senior executive officers. The Employment Agreement requires Mr. Martin to refrain from competing with us and from hiring our employees for a period of two years following the termination of his employment with us for any reason, except that such period shall only last for one year in the event that Mr. Martin terminates his employment for good reason or if he is terminated by us without cause. Mr. Martin’s Employment Agreement continues in effect unless his employment is terminated by him or by the Company. In the event that Mr. Martin’s employment is terminated by the Company without cause or by Mr. Martin for “good reason” (as such term is defined in the Employment Agreement), then Mr. Martin is entitled to receive his base salary and all medical and health benefits for 12 months following the termination date.

The above description of the Employment Agreement is a summary and is qualified in its entirety by the Employment Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Other than the Employment Agreement, there is no arrangement or understanding pursuant to which Mr. Martin was elected as an officer of the Company and there are no family relationships between Mr. Martin and the other director or executive officer of the Company. Since the beginning of the Company’s last fiscal year, there was no transaction and there is no currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Martin had or will have a direct or indirect material interest.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2013 annual meeting of stockholders of Monotype Imaging Holdings Inc. (the “Company”), which was held on May 21, 2013 (the “Annual Meeting”), the Company’s stockholders voted on the following matters, which are described in detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 16, 2013: (i) to elect Robert M. Givens and Roger J. Heinen, Jr. as Class I directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal (“Proposal 1”); (ii) to hold an advisory vote on the Company’s executive compensation (“Proposal 2”); and (iii) to ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 (“Proposal 3”). The result of the voting at the Annual Meeting is as follows:

Proposal 1. Election of Directors

	For	Against	Withheld	Broker Non-Votes
Robert M. Givens	14,800,624	0	19,357,336	2,102,958
Roger J. Heinen, Jr.	33,455,715	0	702,245	2,102,958

Proposal 2. Advisory Vote on Executive Compensation

For	Against	Abstain	Broker Non-Votes
33,767,559	56,854	333,547	2,102,958

Proposal 3. Ratification of Independent Registered Public Accounting Firm

For	Against	Abstain	Broker Non-Votes
35,954,080	70,937	235,901	0

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement by and between Steven R. Martin and Monotype Imaging Inc., effective May 21, 2013.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

MONOTYPE IMAGING HOLDINGS INC.

May 24, 2013	By:	/s/ Douglas J. Shaw
Douglas J. Shaw
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement by and between Steven R. Martin and Monotype Imaging Inc., effective May 21, 2013.